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EXHIBIT 99

Investor Release	FOR MORE INFORMATION CONTACT:
FOR IMMEDIATE RELEASE	Investors:	Mary Healy, 630-623-6429
01/23/03	Media:	Walt Riker, 630-623-7318

McDONALD'S REPORTS GLOBAL RESULTS FOR 2002

        OAK BROOK, IL—McDonald's Corporation today announced global results for the quarter and year ended December 31, 2002.

•
Revenues were $3.9 billion for the quarter and $15.4 billion for the year, up 2% and 4%, respectively, in constant currencies.

•
Systemwide sales totaled $10.5 billion for the quarter and $41.5 billion for the year, up 2% for both periods in constant currencies.

•
The Company recorded charges of $810.2 million ($.52 per share) in the fourth quarter and $853.2 million ($.55 per share) for the year related to market restructurings and other management actions.

•
Including charges, the Company reported a loss of $.27 per share for the quarter and earnings per share of $.70 for the year. Excluding charges, the Company recorded earnings per share of $.25 for the quarter and $1.32 for the year before the cumulative effect of an accounting change.

Key highlights—Consolidated

Dollars in millions, except per common share data			Percent Increase/(Decrease)
Quarters ended December 31	2002	2001	As Reported	Constant Currency*
Systemwide sales**	$10,489.5	$10,112.7	4	2
Revenues	3,899.2	3,771.5	3	2
Operating income (loss)	(203.4)	482.7	n/m	n/m
Net income (loss)	(343.8)	271.9	n/m	n/m
Net income (loss) per common share diluted	(0.27)	0.21	n/m	n/m
Years ended December 31
Systemwide sales	$41,526.0	$40,630.4	2	2
Revenues	15,405.7	14,870.0	4	4
Operating income	2,112.9	2,697.0	(22)	(25)
Income before cumulative effect of accounting change	992.1	1,636.6	(39)	(42)
Cumulative effect of accounting change, net of tax	(98.6)	—	n/m	n/m
Net income	893.5	1,636.6	(45)	(48)
Per common share—diluted:
Income before cumulative effect of accounting change	0.77	1.25	(38)	(41)
Cumulative effect of accounting change	(0.07)	—	n/m	n/m
Net income	0.70	1.25	(44)	(47)

*
Information in constant currencies excludes the effect of foreign currency translation on reported results, except for hyperinflationary economies, whose functional currency is the U.S. Dollar. Constant currency results are calculated by translating the current year results at prior year monthly average exchange rates.

**
Systemwide sales include sales by all Brand McDonald's and Partner Brand restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements.

n/m
Not meaningful

COMMENTARY

        Jim Cantalupo, Chairman and Chief Executive Officer, said, "I am very excited to be back at McDonald's and I am absolutely convinced that we will regain our momentum.

        "Our first priority is to fix our existing business and, in doing so, rebuild our foundation for profitable growth. This means running outstanding restaurants and recognizing that this is the cornerstone of our business. . . today and in the future. This also means supporting our restaurants with world-class marketing.

        "Our second priority is to take a more integrated and focused approach to growth, with an emphasis on increasing sales, margins and returns in our 30,000 existing restaurants. We plan to make Brand McDonald's menu, restaurants and experience more relevant than ever to today's consumers.

        "Our third and final priority is to ensure we have the right organizational structure and resources, aligned behind focused priorities that create benefits for our customers and restaurants, as quickly as possible.

        "I've got a great team and we've hit the ground running. Already, we have abandoned a billion dollar technology project and decided to close additional underperforming restaurants. Our plans will continue to evolve as we refine our strategies. We will take a hard look at reducing capital spending, and we won't buy back stock for at least the first half of this year. This will give us maximum financial flexibility as we develop our plans.

        "Considering the size and nature of our business, a 10-15 percent earnings per share growth target is not realistic. We will seek reasonable growth that creates shareholder value—growth that comes from leveraging our strengths, running great restaurants and innovating to serve more meals to more customers more often.

        "While we face many challenges, we have an outstanding brand, great people, and an unsurpassed global infrastructure—and I am confident in our ability to succeed."

OPERATING RESULTS

        The Company operates in the food service industry and primarily franchises and operates quick-service restaurant businesses under the McDonald's brand. To capture additional meal occasions, the Company also operates other restaurant concepts under its Partner Brands: Boston Market, Chipotle and Donatos Pizzeria. In addition, McDonald's has a minority ownership in Pret A Manger. In December 2002, the Company and Fazoli's, a fast-casual Italian restaurant concept, formed a joint venture to develop 20 to 30 Fazoli's restaurants in three U.S. markets. In March 2002, the Company sold its Aroma Café business in the U.K.

Impact of Foreign Currencies on Reported Results

        While changing foreign currencies affect reported results, McDonald's lessens exposures, where practical, by financing in local currencies, hedging certain foreign-denominated cash flows and by purchasing goods and services in local currencies.

        Foreign currency translation had a positive impact on the revenue growth rate for the quarter primarily due to the stronger Euro and British Pound, partly offset by weaker Latin American currencies (primarily the Argentine Peso, Brazilian Real and Venezuelan Bolivar). For the year, foreign currency translation had a minimal impact on the revenue growth rate as the stronger Euro and British Pound were offset primarily by the weaker Latin American currencies. Foreign currency translation had a positive impact on the consolidated operating income growth rate for both periods primarily due to the stronger Euro and British Pound.

        See the following table for the effect of foreign currency translation on consolidated reported results for the quarter and year.

Benefit of foreign currency translation on consolidated reported results

In millions, except per common share data	Quarter ended December 31, 2002	Year ended December 31, 2002
Revenues	$59.7	$15.1
Operating income	44.1	89.5
Net income (loss)	22.5	41.8
Net income (loss) per common share—diluted	0.02	0.04

Significant Items

        Significant items represent actions or transactions related to the implementation of special initiatives of the Company, or that are unusual or infrequent in nature.

        The following table shows a reconciliation of reported results to adjusted results excluding significant items (after tax). Adjusted results excluding significant items is one of the primary measures used by management to evaluate Company performance because management believes this measure reflects the most accurate representation of ongoing business operations.

Reconciliation of reported results to adjusted results excluding significant items

Dollars in millions, except per common share data	Income Before Cumulative Effect of Accounting Change			Income Per Common Share—Diluted, Before Cumulative Effect of Accounting Change
Quarters ended December 31	2002	2001	%Inc/ (Dec)	2002	2001	%Inc/ (Dec)
As reported income (loss)	$(343.8)	$271.9	n/m	$(0.27)	$0.21	n/m
Restructuring charges	243.6	136.1		.19	.11
Restaurant closings/asset impairment	292.8	18.4		.23	.01
Technology write-off and other charges	120.5	17.0		.10	.01
Total significant items	656.9	171.5		.52	.13
Adjusted income	$313.1	$443.4	(29)	$0.25	$0.34	(26)
Years ended December 31
As reported income	$992.1	$1,636.6	(39)	$0.77	$1.25	(38)
McDonald's Japan IPO gain		(137.1)			(.11)
Restructuring charges	243.6	136.1		.19	.11
Restaurant closings/asset impairment	335.8	106.3		.26	.08
Technology write-off and other charges	120.5	37.2		.10	.03
Total significant items	699.9	142.5		.55	.11
Adjusted income	$1,692.0	$1,779.1	(5)	$1.32	$1.36	(3)

        In December, the Company announced $435 million of charges and indicated the possibility of additional fourth quarter charges pending management's review of additional areas designed to sharpen focus and improve results. Following this review, management decided to close an additional 517 restaurants and terminate a long-term technology project. In total, the Company recorded significant charges of $810.2 million ($656.9 million after tax) in fourth quarter 2002 and $252.1 million of charges ($171.5 million after tax) in fourth quarter 2001. For the year, the Company recorded $853.2 million ($699.9 million after tax) of significant charges in 2002 and $252.9 million ($142.5 million after tax) of significant items in 2001. All significant items for both years were recorded in other operating expense, except as noted in the discussion following.

Restructuring charges—restructuring markets and eliminating positions

        In fourth quarter 2002, the Company recorded $266.9 million of pretax charges ($243.6 after tax) related to restructuring its ownership in four countries in Asia Pacific/Middle East/Africa (APMEA) and Latin America, the ceasing of operations in three countries in Latin America and the reallocation of resources and consolidation of certain home office facilities to control costs. These charges consisted primarily of asset writedowns and other exit costs related to the market restructurings plus employee severance and outplacement costs.

        In fourth quarter 2001, the Company recorded a $200.0 million pretax charge ($136.1 million after tax) related to strategic changes and ongoing restaurant initiatives in the U.S. and certain international markets. The charge consisted of employee severance and outplacement, consolidation of region and division facilities and other related costs.

Restaurant closings/asset impairment

        In first quarter 2002, the Company recorded $43.0 million (pre and after tax) of asset impairment charges, primarily related to the impairment of assets for certain existing restaurants in Chile and other Latin American markets and the closing of 32 underperforming restaurants in Turkey, as a result of continued economic weakness.

        In fourth quarter 2002, the Company recorded $359.4 million of pretax charges ($292.8 million after tax) consisting of: $292.2 million related to management's decision to close 719 underperforming restaurants (202 were closed in 2002 and 517 will close throughout 2003), primarily in the U.S. and Japan, and $67.2 million primarily related to the impairment of assets for certain existing restaurants in Europe and Latin America.

        In second quarter 2001, the Company recorded a $24.0 million (pre and after tax) asset impairment charge due to an assessment of the ongoing impact of Turkey's significant currency devaluation on our business. In third quarter 2001, the Company recorded charges of $84.1 million ($63.9 million after tax) primarily related to the closing of 154 underperforming restaurants in international markets. In fourth quarter 2001, the Company recorded $27.1 million of pretax charges ($18.4 million after tax) consisting of: a $20.0 million asset impairment charge related to the disposition of Aroma Café and $7.1 million primarily related to the closing of 9 underperforming restaurants in international markets.

Technology write-offs and other charges

        In fourth quarter 2002, the Company recorded $183.9 million of pretax charges ($120.5 million after tax) consisting of: $170.0 million related to management's decision to terminate a long-term technology project, and $13.9 million primarily related to the write-off of receivables and inventory in Venezuela as a result of the temporary closure of all McDonald's restaurants due to the ongoing general strike that began in early December.

        In third quarter 2001, the Company recorded $29.8 million of pretax charges ($20.2 million after tax) consisting of: $17.4 million primarily related to the write-off of certain technology and $12.4 million (recorded in nonoperating expense) primarily related to the write-off of a corporate investment. In fourth quarter 2001, the Company recorded $25.0 million of pretax charges ($17.0 million after tax) primarily related to the unrecoverable costs incurred in connection with the theft of winning game pieces from the Company's Monopoly and certain other promotional games and the related termination of the supplier of the game pieces.

McDonald's Japan IPO gain

        In third quarter 2001, the Company recorded a $137.1 million (pre and after tax) gain in nonoperating income/expense related to the initial public offering of McDonald's Japan. The gain reflected an increase in the carrying value of our investment as a result of the cash proceeds from the IPO received by McDonald's Japan.

Cumulative Effect of Accounting Change

        Effective January 1, 2002, the Company adopted SFAS No. 142 "Goodwill and Other Intangible Assets," which eliminates the amortization of goodwill and instead subjects it to annual impairment tests. As a result of the initial required goodwill impairment test, the Company recorded a non-cash charge of $98.6 million after tax ($0.07 per share) in first quarter 2002 to reflect the cumulative effect of this accounting change. The impaired goodwill resulted primarily from businesses in Argentina, Uruguay and other markets in Latin America and the Middle East, where economies have weakened significantly over the last several years.

Net Income and Diluted Net Income Per Common Share

        For the quarter, net income declined $615.7 million and diluted net income per common share declined $0.48. However, fourth quarter results included significant charges of $656.9 million or $0.52 per share in 2002 and $171.5 million or $0.13 per share in 2001.

        For the year, income before the cumulative effect of an accounting change declined $644.5 million and diluted income per common share before the cumulative effect of this accounting change declined $0.48. Results for 2002 included significant charges of $699.9 million or $0.55 per share and results for 2001 included significant items totaling $142.5 million or $0.11 of net charges per share.

        For the year, net income, which included the $98.6 million after tax charge for the cumulative effect of the accounting change and the significant items noted above, declined $743.1 million and diluted net income per share declined $0.55.

        Weighted average shares outstanding for both periods were lower compared with the prior year due to shares repurchased. In addition, outstanding stock options had a less dilutive effect in 2002 compared with the prior year, and no effect for the quarter due to the net loss. During the year, the Company repurchased 25.6 million shares of its common stock for approximately $687 million.

Systemwide Sales and Revenues

        Systemwide sales include sales by all Brand McDonald's and Partner Brand restaurants, whether operated by the Company, by franchisees or by affiliates operating under joint-venture agreements. Management believes that Systemwide sales information is useful in analyzing the Company's revenues because franchisees and affiliates pay rent, service fees and/or royalties that generally are based on a percent of sales with specified minimum payments, along with initial fees. These fees received from franchisees and affiliates along with sales from Company-operated restaurants are reported as revenues.

        Systemwide sales and revenues may grow at different rates during a given period, primarily due to a change in the mix of Company-operated, franchised and affiliated restaurants. For example, this mix is impacted by purchases and sales of restaurants between the Company and franchisees.

        For the years ended December 31, 2002 and 2001, Company-operated restaurants generated about 30% of Systemwide sales and about 75% of revenues.

        On a global basis, the increases in sales and revenues for the quarter and year were due to restaurant expansion, partly offset by negative comparable sales. On a constant currency basis, revenues increased at a higher rate than sales for the year primarily due to significantly lower sales from our affiliate in Japan. Under our affiliate structure, we record a royalty in revenues based on a percentage of Japan's sales, whereas all of Japan's sales are included in Systemwide sales. For this reason, Japan's sales decline had a larger negative impact on Systemwide sales than on revenues.

Systemwide sales

Dollars in millions			Percent Increase/(Decrease)
Quarters ended December 31	2002	2001	As Reported	Constant Currency*
U.S.	$5,056.7	$4,979.9	2	n/a
Europe	2,768.7	2,442.1	13	2
APMEA	1,691.0	1,665.0	2	(1)
Latin America	335.7	414.8	(19)	10
Canada	357.5	352.5	1	1
Partner Brands	279.9	258.4	8	8
Total Systemwide sales	$10,489.5	$10,112.7	4	2
Years ended December 31
U.S.	$20,305.7	$20,051.5	1	n/a
Europe	10,476.2	9,411.7	11	5
APMEA	6,776.3	7,009.9	(3)	(3)
Latin America	1,443.4	1,733.2	(17)	4
Canada	1,456.0	1,447.0	1	2
Partner Brands	1,068.4	977.1	9	9
Total Systemwide sales	$41,526.0	$40,630.4	2	2

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

        U.S. sales increased for the quarter and year due to expansion, partly offset by negative comparable sales. These results reflect the overall slowdown in the restaurant industry in the second half of 2002. In addition, our Dollar Menu introduction in the fourth quarter did not meet initial sales expectations. The Company will continue to evaluate its Dollar Menu offerings.

        In Europe, constant currency sales increased for the quarter due to expansion, partly offset by negative comparable sales, while Europe's sales for the year increased due to expansion and positive comparable sales. Strong results in France were partly offset in both periods by negative comparable sales in Germany, where the economy continues to contract, and the U.K. We expect the difficult economic conditions in Germany to continue in the near term. Europe's revenue growth rates were lower than the sales growth rates for both periods primarily due to a higher percentage of franchised restaurants and an increase in rent assistance in 2002, compared with 2001.

Total revenues

Dollars in millions

			Percent Increase/(Decrease)
Quarters ended December 31	2002	2001	As Reported	Constant Currency*
U.S.	$1,346.4	$1,334.8	1	n/a
Europe	1,346.9	1,233.7	9	(1)
APMEA	579.7	571.7	1	(2)
Latin America	194.5	232.2	(16)	20
Canada	159.9	149.4	7	6
Partner Brands	271.8	249.7	9	9
Total revenues	$3,899.2	$3,771.5	3	2
Years ended December 31
U.S.	$5,422.7	$5,395.6	1	n/a
Europe	5,136.0	4,751.8	8	3
APMEA	2,367.7	2,203.3	7	7
Latin America	813.9	971.3	(16)	9
Canada	633.6	608.1	4	6
Partner Brands	1,031.8	939.9	10	10
Total revenues	$15,405.7	$14,870.0	4	4

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

        Constant currency sales results in APMEA declined for both periods due to negative comparable sales, partly offset by expansion. For both periods, negative comparable sales in Japan, in part due to weak economic conditions and consumer concerns regarding food safety, were partly offset by expansion in China. In addition, Australia contributed positive comparable sales for the year. We expect Japan's results to continue to be weak. Despite a decrease in Systemwide sales for the year, APMEA's constant currency revenues increased for the year primarily due to a higher percentage of Company-operated restaurants, our affiliate structure in Japan, and the restructuring of our ownership in the Philippines in July 2001 that resulted in the reclassification of restaurants and related revenues from franchised to Company-operated.

        In Latin America, constant currency sales increased for both periods primarily due to positive comparable sales for the segment led by strong positive comparable sales in Brazil. Revenues increased at a higher rate than sales for both periods partly due to a shift to a higher percentage of Company-operated restaurants in 2002.

        The sales and revenues increases in Partner Brands for both periods were due to expansion and positive comparable sales, primarily at Chipotle.

Combined Operating Margins

        The following combined operating margin information represents margins for McDonald's restaurant business only and excludes Partner Brands.

Combined operating margins

	Quarters ended December 31		Years ended December 31
Dollars in millions
	2002	2001	2002	2001
Company-operated	$349.2	$360.7	$1,512.8	$1,525.2
Franchised	748.8	757.7	3,064.2	3,027.5
Combined operating margins	$1,098.0	$1,118.4	$4,577.0	$4,552.7
Percent of sales/revenues
Company-operated	13.1%	14.1%	14.4%	15.1%
Franchised	77.5	79.0	78.5	79.1

        Combined operating margin dollars decreased $20.4 million or 2% for the quarter (5% in constant currencies) and increased $24.3 million or 1% for the year (1% decrease in constant currencies). The U.S. and Europe segments accounted for more than 80% of the combined margin dollars for both periods.

        Consolidated food & paper costs decreased as a percent of sales for the quarter and year, while payroll costs and occupancy & other operating expenses increased as a percent of sales for both periods.

        The U.S. Company-operated margin percent decreased for the quarter and was flat for the year. As a percent of sales, food & paper costs and occupancy & other operating expenses decreased for both periods, while payroll costs increased. In addition, both periods benefited from the elimination of goodwill amortization and a lower contribution rate to the national co-op for advertising expenses. However, these benefits were offset by higher labor costs for both periods.

        The Company-operated margin percent in Europe decreased for the quarter, primarily due to negative comparable sales, and also decreased for the year. Payroll costs as a percent of sales increased in both periods. Company-operated margins as a percent of sales in APMEA decreased for both periods primarily due to negative comparable sales. In Latin America, Company-operated margins increased for the quarter primarily due to positive comparable sales and lower labor costs as a percent of sales, but decreased for the year primarily due to the economic crisis in Argentina.

        The declines in the consolidated franchised margin percent for the quarter and year reflect negative comparable sales, higher rent assistance to franchisees, primarily in the U.S. and Europe, and higher occupancy costs due in part, to an increased proportion of leased sites. For the year, the franchised margin percent in APMEA benefited from the restructuring of our ownership in the Philippines in July 2001. The restructuring resulted in the reclassification of our restaurants and related margins, that were lower than the average for the segment, from franchised to Company-operated.

Selling, General & Administrative Expenses

        Selling, general & administrative expenses increased 12% for the quarter on both a reported and constant currency basis and 3% for the year (4% in constant currencies). Both periods reflected increased spending on technology and higher advertising expenses in the U.S., primarily related to the introduction of the Dollar Menu. The Company expects lower technology spending in 2003 and therefore expects overall selling, general and administrative expenses to be about flat for the year.

Other Operating Income (Expense), Net

Other operating income (expense), net

Dollars in millions

	Quarters ended December 31		Years ended December 31
	2002	2001	2002	2001
Gains on sales of restaurant businesses	$35.1	$45.1	$113.6	$112.4
Equity in earnings (losses) of unconsolidated affiliates	(5.4)	12.1	24.1	62.7
Team service system payments—U.S.			(21.6)
Other expense	(59.8)	(30.6)	(96.2)	(54.9)
Significant items*:
Restructuring charges	(266.9)	(200.0)	(266.9)	(200.0)
Restaurant closings/asset impairment	(359.4)	(27.1)	(402.4)	(135.2)
Technology write-off and other charges	(183.9)	(25.0)	(183.9)	(42.4)
Total significant items	(810.2)	(252.1)	(853.2)	(377.6)
Total	$(840.3)	$(225.5)	$(833.3)	$(257.4)

*
See pages 4-6 for discussion of significant items.

        Equity in earnings of unconsolidated affiliates decreased for both periods due to a net loss from our Japanese affiliate in 2002. The team service system payments consist of payments made to U.S. owner/operators in first quarter 2002 to facilitate the introduction of a new front counter team service system. Other expense increased for both periods primarily due to higher provisions for uncollectible receivables (primarily in Europe and Latin America), partly offset by a benefit from the elimination of goodwill amortization.

Operating Income (Loss)

        Consolidated operating income decreased $686.1 million for the quarter, however, fourth quarter results included significant charges of $810.2 million in 2002 and $252.1 million in 2001. For the year, consolidated operating income decreased $584.1 million or 22%. Significant charges of $853.2 million were included in operating income in 2002 and $377.6 million of significant charges were included in 2001. See the table on pages 26-27 for a reconciliation of reported operating income to adjusted operating income, which represents constant currency operating income excluding significant items.

Operating income (loss)

Dollars in millions

			Percent Increase/(Decrease)
Quarters ended December 31	2002	2001	As Reported	Adjusted Constant Currency*
U.S.	$273.3	$252.1	8	(14)
Europe	144.1	288.2	(50)	(11)
APMEA	(165.3)	63.9	n/m	(46)
Latin America	(130.7)	(3.3)	n/m	n/m
Canada	20.6	25.1	(18)	(2)
Partner Brands	(38.1)	(28.7)	(33)	—
Corporate	(307.3)	(114.6)	n/m	(16)
Total operating income/(loss)	$(203.4)	$482.7	n/m	(23)
Years ended December 31
U.S.	$1,673.3	$1,622.5	3	(2)
Europe	1,021.8	1,063.2	(4)	—
APMEA	64.3	325.0	(80)	(23)
Latin America	(133.4)	10.9	n/m	n/m
Canada	125.4	123.7	1	2
Partner Brands	(66.8)	(66.5)	—	22
Corporate	(571.7)	(381.8)	(50)	(8)
Total operating income	$2,112.9	$2,697.0	(22)	(6)

*
Excluding the effect of foreign currency translation on reported results and excluding the significant items discussed on pages 4-6. See pages 26-27 for reconciliation of reported operating income to adjusted constant currency operating income excluding significant items.

n/m
Not meaningful

        U.S. adjusted operating income decreased 14% for the quarter primarily due to lower combined operating margin dollars, higher selling, general & administrative expenses and lower other operating income. For the year, U.S. adjusted operating income decreased 2% due to lower combined operating margin dollars and lower other operating income, partly offset by lower selling, general & administrative expenses. This decrease included the effect of $21.6 million of payments made to U.S. owner/operators during 2002 for the front counter team service system.

        Europe's adjusted operating income decreased 11% for the quarter and was flat for the year in constant currencies. Both periods reflect strong results in France and weak results in Germany and the U.K.

        APMEA's adjusted operating income decreased 46% for the quarter and 23% for the year in constant currencies, primarily due to weak results in Japan, partly offset by strong results in Australia for both periods. The segment's growth rate for the year was also negatively impacted by a gain on the sale of real estate in Singapore in first quarter 2001.

        Latin America's adjusted operating results declined significantly for the quarter and year as most markets in the segment continue to experience difficult economic conditions. In addition, Latin America's results in both periods were negatively impacted by a higher provision for uncollectible receivables as well as the temporary closure of all McDonald's restaurants in Venezuela due to a countrywide strike that began in early December. We expect the strike to have a negative impact on first quarter 2003 results as it has yet to be resolved.

        Adjusted operating income for Partner Brands increased for the year primarily due to the elimination of goodwill amortization and continued strong results at Chipotle.

INTEREST, NONOPERATING EXPENSE AND INCOME TAXES

        Interest expense decreased for both periods primarily due to lower average interest rates, partly offset by higher average debt levels and stronger foreign currencies.

        Nonoperating expense for both periods reflected higher minority interest expense and foreign currency translation losses in 2002 compared with foreign currency translation gains in 2001. In addition, nonoperating expense for the year 2001 included a write-off of a corporate investment.

        The income tax provision for the quarter decreased from $97.6 million in 2001 to $22.2 million in 2002. Although the Company reported a pretax loss for fourth quarter 2002, there was a tax provision for the quarter because the loss included charges related to market closings and restructurings in APMEA and Latin America and certain restaurant closing/asset impairment charges that were not tax-effected for financial reporting purposes. The 2001 provision for the quarter reflected an international tax benefit.

        The effective tax rate for the year increased from 29.8% in 2001 to 40.3% in 2002 due to the following significant items that were not tax-effected for financial reporting purposes: charges recorded in 2002 related to the market closings and restructurings, the Japan IPO gain recorded in 2001, and certain restaurant closing/asset impairment charges recorded in both years. Excluding the significant items in both years, the effective tax rate would have been 32.7% in 2002 and 31.1% in 2001.

OUTLOOK FOR 2003

        The Company is focused on delivering improved results over the long term. Therefore, the Company will not be providing an earnings per share target by quarter or for the year. Instead, the Company is providing the following outlook on key components influencing earnings per share and will continue to communicate its strategies and priorities as well as actual results throughout the year.

        The information provided below is as of January 2003 and excludes any impact from changes in foreign currency exchange rates.

•
McDonald's expects sales from new McDonald's restaurants to add approximately three percentage points to sales growth in 2003. Most of this anticipated growth will be a result of opening 1,247 traditional and 392 satellite restaurants in 2002, offset by 474 traditional and 158 satellite restaurants closed in 2002. Restaurant openings in 2003 will not have a significant effect on 2003 sales, because most restaurants are opened in the last few months of the year.

•
Worldwide comparable sales were -2.1% for 2002 and -1.3% in 2001. McDonald's strategies for 2003 are designed to reverse that trend through a heightened focus on restaurant level execution and marketing. Our outlook remains cautious until we see improved performance in our key markets. As a guideline, generally, one percentage point of comparable sales in the U.S. impacts annual earnings per share by 1.5 cents, and one percentage point of comparable sales in Europe impacts annual earnings per share by about one cent, assuming no change in profit margins.

•
McDonald's expects selling, general & administrative expenses to be about flat compared with 2002.

•
Interest expense varies with debt balances and interest rates. We expect to decrease our debt level somewhat in 2003. In December 2002, we moved our fixed percentage of debt from 45% to about 60%. The weighted average interest rate for debt was 4.1% for 2002.

•
We expect the effective income tax rate for 2003 to be in the range of 33.5% to 34.5%.

•
We do not plan to buy back stock for at least the first half of 2003. As the year progresses, we will monitor our cash flow and re-assess our priorities for capital allocation.

•
A significant part of McDonald's operating income is from outside the U.S. and more than 60% of total debt is denominated in foreign currencies. The Euro and the British Pound are the most significant currencies impacting our business. If the Euro and the British Pound move 10% (compared with 2002 average rates), McDonald's annual reported earnings per share would change by about 4-5 cents.

•
McDonald's current plan for capital expenditures is $1.9 billion in 2003. We intend to carefully review the expected returns on these investments to determine if spending should be reduced.

•
In 2003, McDonald's plans to open about 850 traditional restaurants, 380 satellite restaurants and 150 Partner Brand restaurants. In addition, we plan to close about 400 traditional restaurants and 200 satellite restaurants. Therefore, net McDonald's restaurant openings will approximate 450 traditional and 180 satellites in 2003. Of the 600 restaurant closings planned for 2003, the decision to close 517 specific sites was made in 2002. As described above, these plans could change as we re-evaluate our capital spending.

FORWARD-LOOKING STATEMENTS

        Certain forward-looking statements are included in this release. They use such words as "may," "will," "expect," "believe," "plan" and other similar terminology. These statements reflect management's current expectations regarding future events and operating performance and speak only as of the date of this release. These forward-looking statements involve a number of risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements: the effectiveness of operating and technology initiatives and advertising and promotional efforts, as well as changes in: global and local business and economic conditions; currency exchange and interest rates; food, labor and other operating costs; political or economic instability in local markets; competition; consumer preferences, spending patterns and demographic trends; legislation and governmental regulation; and accounting policies and practices. The foregoing list of important factors is not exclusive.

        The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Failure to update or revise such forward-looking information should not be construed as confirmation of its continued accuracy.

RELATED COMMUNICATIONS

        In conjunction with its fourth quarter earnings release, McDonald's Corporation will broadcast its conference call with members of management live over the Internet on Thursday, January 23, 2003, at 11:00 a.m. Central Time. Interested parties are invited to listen by logging on to www.investor.mcdonalds.com and selecting "Webcasts." Separately, an archived replay of this call will be available on McDonald's website for a limited time.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data

				Inc/(Dec)
Quarters ended December 31,
	2002	2001		$	%
Revenues
Sales by Company-operated restaurants	$2,932.8	$2,811.4		121.4	4
Revenues from franchised and affiliated restaurants	966.4	960.1		6.3	1
TOTAL REVENUES	3,899.2	3,771.5		127.7	3
Operating costs and expenses
Company-operated restaurants	2,558.3	2,427.9		130.4	5
Franchised restaurants—occupancy costs	217.2	202.0		15.2	8
Selling, general & administrative expenses	486.8	433.4		53.4	12
Other operating expense, net	840.3	225.5		614.8	n/m
Total operating costs
and expenses	4,102.6	3,288.8		813.8	25
OPERATING INCOME (LOSS)	(203.4)	482.7		(686.1)	n/m
Interest expense	94.6	103.8		(9.2)	(9)
Nonoperating expense, net	23.6	9.4		14.2	n/m
Income (loss) before provision for income taxes	(321.6)	369.5		(691.1)	n/m
Provision for income taxes	22.2	97.6		(75.4)	(77)
NET INCOME (LOSS)	(343.8)	271.9		(615.7)	n/m
NET INCOME (LOSS) PER COMMON SHARE—DILUTED	$(0.27)	$0.21	*	(0.48)	n/m
Weighted average common shares outstanding—diluted	1,268.8	1,299.3

n/m
Not meaningful

*
Diluted earnings per share would have been $0.22 had SFAS 142 been adopted in 2001.

McDONALD'S CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF INCOME

Dollars and shares in millions, except per common share data

				Inc/(Dec)
Years ended December 31,
	2002	2001		$	%
Revenues
Sales by Company-operated restaurants	$11,499.6	$11,040.7		458.9	4
Revenues from franchised and affiliated restaurants	3,906.1	3,829.3		76.8	2
TOTAL REVENUES	15,405.7	14,870.0		535.7	4
Operating costs and expenses
Company-operated restaurants	9,906.6	9,453.7		452.9	5
Franchised restaurants—occupancy costs	840.1	800.2		39.9	5
Selling, general & administrative expenses	1,712.8	1,661.7		51.1	3
Other operating expense, net	833.3	257.4		575.9	n/m
Total operating costs and expenses	13,292.8	12,173.0		1,119.8	9
OPERATING INCOME	2,112.9	2,697.0		(584.1)	(22)
Interest expense	374.1	452.4		(78.3)	(17)
McDonald's Japan IPO gain	—	(137.1)		137.1	n/m
Nonoperating expense, net	76.7	52.0		24.7	48
Income before provision for income taxes and cumulative effect of accounting change	1,662.1	2,329.7		(667.6)	(29)
Provision for income taxes	670.0	693.1		(23.1)	(3)
Income before cumulative effect of accounting change	992.1	1,636.6		(644.5)	(39)
Cumulative effect of accounting change, net of tax	(98.6)	—		(98.6)	n/m
NET INCOME	$893.5	$1,636.6		(743.1)	(45)
PER COMMON SHARE—DILUTED:
Income before cumulative effect of accounting change	$0.77	$1.25	*	(0.48)	(38)
Cumulative effect of accounting change	$(0.07)	$—		(0.07)	n/m
Net income	$0.70	$1.25		(0.55)	(44)
Weighted average common shares outstanding—diluted	1,281.5	1,309.3

n/m
Not meaningful

*
Diluted earnings per share would have been $1.27 had SFAS 142 been adopted in 2001.

McDONALD'S SYSTEMWIDE SALES

Dollars in millions

			% Inc/(Dec)
Quarters ended December 31,	2002	2001	As Reported	Constant Currency*
U.S.
Operated by franchisees	$3,992.6	$3,940.7	1
Operated by the Company	803.5	773.3	4
Operated by affiliates	260.6	265.9	(2)
	5,056.7	4,979.9	2	n/a
Europe
Operated by franchisees	1,571.6	1,360.6	16
Operated by the Company	1,042.7	965.8	8
Operated by affiliates	154.4	115.7	33
	2,768.7	2,442.1	13	2
APMEA
Operated by franchisees	530.9	492.8	8
Operated by the Company	515.4	509.7	1
Operated by affiliates	644.7	662.5	(3)
	1,691.0	1,665.0	2	(1)
Latin America
Operated by franchisees	153.0	210.1	(27)
Operated by the Company	171.5	196.0	(13)
Operated by affiliates	11.2	8.7	29
	335.7	414.8	(19)	10
Canada
Operated by franchisees	213.4	218.5	(2)
Operated by the Company	128.4	117.3	9
Operated by affiliates	15.7	16.7	(6)
	357.5	352.5	1	1
Partner Brands
Operated by franchisees	8.6	9.1	(5)
Operated by the Company	271.3	249.3	9
	279.9	258.4	8	8
Systemwide
Operated by franchisees	6,470.1	6,231.8	4
Operated by the Company	2,932.8	2,811.4	4
Operated by affiliates	1,086.6	1,069.5	2
	$10,489.5	$10,112.7	4	2

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

McDONALD'S SYSTEMWIDE SALES

Dollars in millions

			% Inc/(Dec)
Years ended December 31,	2002	2001	As Reported	Constant Currency*
U.S.
Operated by franchisees	$16,065.4	$15,786.2	2
Operated by the Company	3,172.0	3,138.9	1
Operated by affiliates	1,068.3	1,126.4	(5)
	20,305.7	20,051.5	1	n/a
Europe
Operated by franchisees	5,934.0	5,240.0	13
Operated by the Company	3,982.2	3,726.9	7
Operated by affiliates	560.0	444.8	26
	10,476.2	9,411.7	11	5
APMEA
Operated by franchisees	2,053.6	1,988.8	3
Operated by the Company	2,114.2	1,938.0	9
Operated by affiliates	2,608.5	3,083.1	(15)
	6,776.3	7,009.9	(3)	(3)
Latin America
Operated by franchisees	707.2	884.9	(20)
Operated by the Company	696.2	820.9	(15)
Operated by affiliates	40.0	27.4	46
	1,443.4	1,733.2	(17)	4
Canada
Operated by franchisees	893.0	899.2	(1)
Operated by the Company	505.3	477.7	6
Operated by affiliates	57.7	70.1	(18)
	1,456.0	1,447.0	1	2
Partner Brands
Operated by franchisees	38.7	38.8	—
Operated by the Company	1,029.7	938.3	10
	1,068.4	977.1	9	9
Systemwide
Operated by franchisees	25,691.9	24,837.9	3
Operated by the Company	11,499.6	11,040.7	4
Operated by affiliates	4,334.5	4,751.8	(9)
	$41,526.0	$40,630.4	2	2

*
Excluding the effect of foreign currency translation on reported results.

n/a
Not applicable

McDONALD'S COMPARABLE SALES

McDONALD'S RESTAURANT BUSINESS*

	Percent Increase/(Decrease)
	Quarters ended December 31		Years ended December 31
	2002	2001	2002	2001
U.S.	(1.4)	0.6	(1.5)	0.1
Europe	(1.9)	3.2	1.0	(1.4)
APMEA	(6.1)	(8.8)	(8.5)	(4.8)
Latin America	11.2	(8.2)	1.0	(3.9)
Canada	(4.1)	0.9	(2.5)	1.3
Brand McDonald's	(1.9)	(1.0)	(2.1)	(1.3)

*
Comparable sales represent the percent change in constant currency sales from the same period in the prior year for restaurants in operation at least thirteen months.

McDONALD'S CORPORATION OPERATING MARGINS

COMPANY-OPERATED AND FRANCHISED RESTAURANT MARGINS—
McDONALD'S RESTAURANT BUSINESS**

					% Inc/(Dec)
	Percent		Amount
Quarters ended December 31,					As Reported	Constant Currency*
	2002	2001	2002	2001
Company-operated
U.S.	14.0	15.1	$112.4	$117.1	(4)	n/a
Europe	15.6	16.7	162.6	161.7	1	(8)
APMEA	8.3	10.2	43.0	52.1	(17)	(21)
Latin America	9.9	7.0	17.0	13.7	24	28
Canada	11.1	13.7	14.2	16.1	(12)	(12)
Total	13.1	14.1	$349.2	$360.7	(3)	(8)
Franchised
U.S.	78.0	79.3	$423.6	$445.4	(5)	n/a
Europe	76.0	77.7	231.3	208.1	11	(1)
APMEA	85.1	87.3	54.7	54.1	1	(4)
Latin America	62.6	67.7	14.4	24.5	(41)	(30)
Canada	78.7	79.8	24.8	25.6	(3)	(4)
Total	77.5	79.0	$748.8	$757.7	(1)	(4)
					% Inc/(Dec)
	Percent		Amount
Years ended December 31,					As Reported	Constant Currency*
	2002	2001	2002	2001
Company-operated
U.S.	16.0	16.0	$507.3	$500.9	1	n/a
Europe	15.9	16.8	631.4	626.2	1	(4)
APMEA	11.3	12.4	239.3	240.4	—	(2)
Latin America	9.4	10.1	65.4	83.2	(21)	(17)
Canada	13.7	15.6	69.4	74.5	(7)	(6)
Total	14.4	15.1	$1,512.8	$1,525.2	(1)	(3)
Franchised
U.S.	79.1	79.7	$1,781.2	$1,799.5	(1)	n/a
Europe	76.7	77.2	885.0	791.7	12	6
APMEA	85.8	86.2	217.6	228.7	(5)	(6)
Latin America	66.9	68.4	78.8	102.8	(23)	(12)
Canada	79.2	80.3	101.6	104.8	(3)	(2)
Total	78.5	79.1	$3,064.2	$3,027.5	1	—

*
Excluding the effect of foreign currency translation on reported results.

**
Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

n/a
Not applicable

McDONALD'S CORPORATION OPERATING MARGINS

COMPANY-OPERATED MARGINS AS A PERCENT OF SALES—
McDONALD'S RESTAURANT BUSINESS*

	Quarters ended December 31		Years ended December 31
	2002	2001	2002	2001
Food & paper	33.9	34.7	34.1	34.4
Payroll & employee benefits	26.9	26.0	26.4	25.9
Occupancy & other operating expenses	26.1	25.2	25.1	24.6
Total expenses	86.9	85.9	85.6	84.9
Company-operated margins	13.1	14.1	14.4	15.1

*
Operating margin information relates to McDonald's restaurant business and excludes Partner Brands.

SELLING, GENERAL & ADMINISTRATIVE EXPENSES

			% Inc/(Dec)
Years ended December 31	2002	2001	As Reported	In Constant Currencies*
U.S.	$557.7	$563.9	(1)	n/a
Europe	359.3	328.2	9	4
APMEA	157.7	151.5	4	3
Latin America	101.5	125.3	(19)	3
Canada	49.2	50.9	(3)	(2)
Partner Brands	114.3	101.6	13	12
Corporate	373.1	340.3	10	n/a
Total	$1,712.8	$1,661.7	3	4

*
Excluding the effect of foreign currency translation on reported results.

McDONALD'S RESTAURANT INFORMATION

SYSTEMWIDE RESTAURANTS

At December 31,	2002	2001	Inc/(Dec)
U.S.*	13,491	13,099	392
Europe
United Kingdom	1,231	1,184	47
Germany*	1,211	1,152	59
France	973	913	60
Spain	333	309	24
Italy	329	320	9
Sweden	245	240	5
Netherlands	220	212	8
Poland	200	189	11
Austria	157	154	3
Other	1,171	1,121	50
Total Europe	6,070	5,794	276
APMEA
Japan*	3,891	3,822	69
Australia	726	715	11
China	546	430	116
South Korea	357	324	33
Taiwan	350	351	(1)
Philippines	236	237	(1)
Hong Kong	216	198	18
Other	1,233	1,244	(11)
Total APMEA	7,555	7,321	234
Latin America
Brazil	584	568	16
Mexico	261	235	26
Argentina	203	211	(8)
Other	557	567	(10)
Total Latin America	1,605	1,581	24
Canada*	1,304	1,223	81
Partner Brands
Boston Market	662	657	5
Chipotle	232	177	55
Donatos	181	197	(16)
Fazoli's	8	—	8
Aroma Café	—	44	(44)
Total Partner Brands	1,083	1,075	8
Systemwide restaurants	31,108	30,093	1,015
Countries	119	121	(2)

*
Includes satellites at December 31, 2002: U.S. 1,159; Japan 1,895; Canada 330; Germany 62. At December 31, 2001: U.S. 1,004; Japan 1,828; Canada 307; Germany 32.

McDONALD'S RESTAURANT INFORMATION

RESTAURANT ADDITIONS*

	Quarters ended December 31		Years ended December 31
	2002	2001	2002	2001
U.S.	154	146	392	295
Europe	109	172	276	334
APMEA	28	266	234	550
Latin America	(12)	35	24	71
Canada	40	42	81	69
Partner Brands	6	15	8	67
Systemwide additions	325	676	1,015	1,386

*
Includes 2002 restaurant closings for the year by segment: U.S.—183; Europe—81; APMEA—289; Latin America—49; Canada—30; Partner Brands—108. Includes 2001 restaurant closings for the year by segment: U.S.—169; Europe—73; APMEA—133; Latin America—69; Canada—26; Partner Brands—68.

SYSTEMWIDE RESTAURANTS

At December 31,	2002	2001	Inc/(Dec)
U.S.
Operated by franchisees	10,685	10,501	184
Operated by the Company	2,102	1,871	231
Operated by affiliates	704	727	(23)
	13,491	13,099	392
Europe
Operated by franchisees	3,499	3,331	168
Operated by the Company	2,286	2,230	56
Operated by affiliates	285	233	52
	6,070	5,794	276
APMEA
Operated by franchisees	2,182	1,994	188
Operated by the Company	2,218	2,089	129
Operated by affiliates	3,155	3,238	(83)
	7,555	7,321	234
Latin America
Operated by franchisees	658	725	(67)
Operated by the Company	912	781	131
Operated by affiliates	35	75	(40)
	1,605	1,581	24
Canada
Operated by franchisees	789	792	(3)
Operated by the Company	450	384	66
Operated by affiliates	65	47	18
	1,304	1,223	81
Partner Brands
Operated by franchisees	51	52	(1)
Operated by the Company	1,032	1,023	9
	1,083	1,075	8
Systemwide
Operated by franchisees	17,864	17,395	469
Operated by the Company	9,000	8,378	622
Operated by affiliates	4,244	4,320	(76)
	31,108	30,093	1,015

McDONALD'S CORPORATION
RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED
CONSTANT CURRENCY OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*

Dollars in millions

	Quarters ended December 31			Years ended December 31
	2002	2001	% Inc/ (Dec)	2002	2001	% Inc/ (Dec)
Consolidated
As reported	$(203.4)	$482.7	n/m	$2,112.9	$2,697.0	(22)
Restructuring charges	266.9	200.0		266.9	200.0
Restaurant closings/asset impairment	359.4	27.1		402.4	135.2
Technology write-off and other charges	183.9	25.0		183.9	42.4
Currency effect	(43.5)			(86.5)
Adjusted constant currency	$563.3	$734.8	(23)	$2,879.6	$3,074.6	(6)
U.S.
As reported	$273.3	$252.1	8	$1,673.3	$1,622.5	3
Restructuring charges	25.2	156.0		25.2	156.0
Restaurant closings/asset impairment	74.0			74.0
Technology write-off and other charges		25.0			25.0
Adjusted constant currency	$372.5	$433.1	(14)	$1,772.5	$1,803.5	(2)
Europe
As reported	$144.1	$288.2	(50)	$1,021.8	$1,063.2	(4)
Restructuring charges	9.3	7.1		9.3	7.1
Restaurant closings/asset impairment	134.9	2.5		134.9	38.7
Technology write-off and other charges	3.6			3.6
Currency effect	(28.0)			(60.5)
Adjusted constant currency	$263.9	$297.8	(11)	$1,109.1	$1,109.0	—
APMEA
As reported	$(165.3)	$63.9	n/m	$64.3	$325.0	(80)
Restructuring charges	140.8	3.0		140.8	3.0
Restaurant closings/asset impairment	65.6	3.1		81.5	35.4
Technology write-off and other charges					3.1
Currency effect	(3.4)			(6.2)
Adjusted constant currency	$37.7	$70.0	(46)	$280.4	$366.5	(23)
Latin America
As reported	$(130.7)	$(3.3)	n/m	$(133.4)	$10.9	n/m
Restructuring charges	65.9	3.5		65.9	3.5
Restaurant closings/asset impairment	35.4	1.5		62.5	36.9
Technology write-off and other charges	13.9			13.9
Currency effect	(12.2)			(21.7)
Adjusted constant currency	$(27.7)	$1.7	n/m	$(12.8)	$51.3	n/m

*
Adjusted constant currency operating income excluding significant items is one of the primary measures used by management to evaluate segment performance because management believes this measure reflects the most accurate representation of ongoing segment operations.

McDONALD'S CORPORATION
RECONCILIATION OF REPORTED OPERATING INCOME TO ADJUSTED
CONSTANT CURRENCY OPERATING INCOME EXCLUDING SIGNIFICANT ITEMS*

Dollars in millions

	Quarters ended December 31			Years ended December 31
	2002	2001	% Inc/ (Dec)	2002	2001	% Inc/ (Dec)
Canada
As reported	$20.6	$25.1	(18)	$125.4	$123.7	1
Restructuring charges	1.7	5.6		1.7	5.6
Restaurant closings/asset impairment	3.8			3.8	4.2
Technology write-off and other charges	4.2			4.2
Currency effect	(0.2)			1.6
Adjusted constant currency	$30.1	$30.7	(2)	$136.7	$133.5	2
Partner Brands
As reported	$(38.1)	$(28.7)	(33)	$(66.8)	$(66.5)	—
Restructuring charges	3.3	4.9		3.3	4.9
Restaurant closings/asset impairment	30.7	20.0		30.7	20.0
Currency effect	0.3			0.3
Adjusted constant currency	$(3.8)	$(3.8)	—	$(32.5)	$(41.6)	22
Corporate
As reported	$(307.3)	$(114.6)	n/m	$(571.7)	$(381.8)	(50)
Restructuring charges	20.7	19.9		20.7	19.9
Restaurant closings/asset impairment	15.0			15.0
Technology write-off and other charges	162.2			162.2	14.3
Adjusted constant currency	$(109.4)	$(94.7)	(16)	$(373.8)	$(347.6)	(8)

*
Adjusted constant currency operating income excluding significant items is one of the primary measures used by management to evaluate segment performance because management believes this measure reflects the most accurate representation of ongoing segment operations.

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QuickLinks

  EXHIBIT 99